UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Homeland Energy Solutions, LLC
(Name of Registrant as Specified In Its Charter

Nick Bowdish
(Name of Person(s) Filing Proxy Statement, if other than the Registrant

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Additional Soliciting Materials

On February 25, 2016, Homeland Energy Solutions, LLC (the "Company") filed a Definitive Proxy Statement for the Company's 2016 Annual Meeting to be held on April 5, 2016 (the "Proxy Statement"). On March 1, 2016, Nick Bowdish sent out a letter in regards to the 2016 Annual Meeting. The letter is set out in the attached exhibit.

HOMELAND ENERGY SOLUTIONS DIRECTOR CANDIDATE

Nick Bowdish

PO Box 1203
Carroll, Iowa 51401

(712) 790-0767 cell
nick@nbowdishcompany.com

I’m pleased to be nominated by the Homeland Energy Solutions Nominating Committee to serve a three-year term as a Director of your Company. I grew up around agriculture as the son of a grain elevator manager and the agriculture industry has been a passion of mine ever since. Like many of you, I am an original investor in Homeland Energy Solutions. I have ten years of specific industry experience outlined below and I’ve developed a respect for Homeland Energy Solutions as an industry leader in the race for continuous improvement. I would like to ask for your consideration in supporting my nomination on this year’s ballot.

•	Provide input on strategic plan to maximize shareholder value

•	Be a resource for the management team as they address changing external regulations and internal operating obstacles.

•	Support Homeland Energy Solutions’ efforts to create new sources of ethanol demand from both higher domestic blends and ethanol exports.

2013 - Today        N Bowdish Company                 President & CEO

•	Ethanol and Ag Consulting and Asset Management
2008 - 2013        Platinum Ethanol                General Manager
2007 - 2008        Fagen, Inc.                    Project Development
2007 - 2010        Western Wisconsin Energy            Director
2008 - Today        Badger State Ethanol                Director
2010 - 2013        Heron Lake Bioenergy            Director
2010 - 2015        Ethanol Europe Renewables Limited        Director
2014 - 2015        New Hope Village                Director